Exhibit 99.1

NEWS RELEASE
02

CONTACTS
Media	Investor Relations
Angela Howland Blackwell – 585-678-7141 Cheryl Gossin – 585-678-7191	Patty Yahn-Urlaub – 585-678-7483 Bob Czudak – 585-678-7170

Constellation Brands Reports
Fiscal 2012 Results

•	Achieves comparable basis diluted EPS of $2.34 and reported basis diluted EPS of $2.13; results reflect favorable tax rate benefits
•	Generates record free cash flow of $716 million
•	Repurchases 21 million shares for $414 million during fiscal 2012
•	Board of Directors authorizes new $1 billion share repurchase program
•	Provides fiscal 2013 outlook; projects comparable basis diluted EPS of $1.93 - $2.03 and reported basis diluted EPS of $1.89 - $1.99; includes target of $550 - $600 million of share repurchases
•	Projects free cash flow of $425 - $475 million for fiscal 2013

Fiscal 2012 Financial Highlights* (in millions, except per share data)

	Comparable	% Change		Reported	% Change
Consolidated net sales	$2,654	-20%		$2,654	-20%

Operating income	$540	1%		$487	-3%

Operating margin	20.3%	430	bps	18.3%	320	bps

Equity in earnings of equity method investees**	$229	-7%		$229	-6%

Earnings before interest and taxes (EBIT)	$769	-1%		NA	NA

Net income	$488	20%		$445	-20%

Diluted earnings per share	$2.34	23%		$2.13	-19%

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
**Hereafter referred to as “equity earnings”
NA=Not applicable

VICTOR, N.Y., April 5, 2012 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading premium wine company, reported today its fiscal 2012 results.

“We finished the year with positive results and strong marketplace momentum for our U.S. wine and spirits business, which positions us well for the upcoming year,” said Rob Sands, president and chief executive officer, Constellation Brands. We also generated record free cash flow, repurchased more than $400 million of stock and acquired the remaining interest in Ruffino, which strengthens our position in the growing Italian wine category.”

Fiscal 2012 Net Sales Commentary

Reported consolidated net sales decreased 20 percent due primarily to the divestiture of the Australian and U.K. wine business.

North American net sales on an organic constant currency basis decreased one percent primarily due to a decrease in volume driven largely by the overlap of the fiscal 2011 distributor inventory build as part of the U.S. distributor consolidation initiative, partially offset by favorable product mix shift. “We experienced improving U.S. depletion trends in the fourth quarter and our outstanding brand portfolio is currently outperforming the market in SymphonyIRI channels,” said Sands. “These results are being driven by our commitment to innovation, as new products including Simply Naked, Primal Roots and The Dreaming Tree are gaining traction in the marketplace. We are also seeing robust results from our collection of focus brands led by strong performance from Black Box, Rex Goliath, Woodbridge by Robert Mondavi, Ruffino, Kim Crawford and Svedka.”

Fiscal 2012 Operating Income and Net Income Commentary

The increase in consolidated comparable basis operating income was driven primarily by lower corporate expenses, partially offset by the divestiture of the Australian and U.K. business and lower earnings in North America.

Constellation’s equity earnings from its 50 percent interest in the Crown Imports joint venture totaled $215 million, a decrease of five percent from the prior year.  For fiscal 2012, Crown generated net sales of $2.5 billion, an increase of three percent, and operating income of $431 million, a decrease of five percent.  The increase in net sales was primarily driven by volume growth. Operating income decreased primarily due to higher marketing spend.

“Crown had a great year in the marketplace, as it outperformed the U.S. beer industry, the import category and the other major U.S. suppliers in both case and dollar sales due to product innovation, creative advertising campaigns and strong market execution,” said Sands. “Crown posted mid-single digit depletion growth. This growth was driven by Victoria, which is already a “top 25” import brand, Corona Familiar, which reached more than 3.5 million cases in depletions and the double digit growth for Modelo Especial, which recently achieved the 35 million case milestone.”

For fiscal 2012, pre-tax restructuring charges and unusual items totaled $54 million compared to $32 million for the prior year.

Interest expense totaled $181 million, a decrease of seven percent. The decrease was primarily due to lower average borrowings.

The comparable basis effective tax rate for fiscal 2012 was 17 percent compared to a 30 percent rate for the prior year. The rate for both periods reflects the favorable outcome of various tax items.

Free Cash Flow and Common Stock Repurchases Commentary

Free cash flow for fiscal 2012 totaled $716 million as compared to $531 million in fiscal 2011. The increase was primarily due to favorable cash tax benefits. During fiscal 2012, the company repurchased 21.2 million shares of common stock at a cost of $414 million. This follows a repurchase of 17.2 million shares of common stock at a cost of $300 million in fiscal 2011.

“Our record free cash flow generation enabled us to fund the stock repurchases, acquire the remaining interest in the Ruffino business and reduce our debt,” said Bob Ryder, chief financial officer, Constellation Brands. “For fiscal 2013, the company is targeting free cash flow in the range of $425 to $475 million. As expected, the most significant driver of the change in free cash flow is the absence of fiscal 2012 cash tax benefits.”

Fourth Quarter 2012 Financial Highlights* (in millions, except per share data)

	Comparable	% Change		Reported	% Change
Consolidated net sales	$628	-12%		$628	-12%

Operating income	$123	19%		$79	-23%

Operating margin	19.6%	510	bps	12.6%	-180	bps

Equity earnings	$49	-5%		$49	-5%

EBIT	$172	11%		NA	NA

Net income	$138	85%		$103	-63%

Diluted earnings per share	$0.69	97%		$0.51	-61%

Fourth Quarter 2012 Net Sales Commentary

Reported consolidated net sales decreased 12 percent due primarily to the divestiture of the Australian and U.K. wine business.

North American net sales on an organic constant currency basis increased five percent primarily due to volume growth and favorable product mix.

Fourth Quarter 2012 Operating Income and Net Income Commentary

The increase in consolidated comparable basis operating income was driven primarily by higher net sales in North America and lower corporate expenses, partially offset by the divestiture of the Australian and U.K. business.

Constellation’s equity earnings in the Crown Imports joint venture totaled $49 million, an increase of two percent from the prior year fourth quarter.  For fourth quarter 2012, Crown generated net sales of $525 million, an increase of nine percent, and operating income of $99 million, an increase of two percent.  The increase in net sales for Crown was primarily driven by volume growth. Operating income increased primarily due to higher net sales partially offset by increased marketing spend.

For fourth quarter 2012, pre-tax restructuring charges and unusual items totaled $44 million compared to one million for the prior year.

Interest expense totaled $48 million, an increase of one percent.

The comparable basis effective tax rate for fourth quarter 2012 was negative 11 percent compared to a 31 percent rate for the prior year fourth quarter. Both periods reflect the favorable outcome of various tax items.

Common Share Repurchase Authorizations

As discussed above, the company repurchased 21.2 million shares of common stock at a cost of $414 million during fiscal 2012. Subsequent to the end of fiscal 2012 through March 31, 2012, the company repurchased an additional 2.1 million shares at a cost of $46 million. Through March 31, 2012, the company has purchased a total of 23.3 million shares at a cost of $460 million under its current $500 million share repurchase authorization.

Constellation’s Board of Directors has authorized the repurchase of up to $1 billion of the company’s common stock which is in addition to the current $500 million share repurchase authorization.  The company currently expects to execute the new $1 billion share repurchase authorization from time to time over a two-year period, subject to then current market conditions and management’s discretion.  The company currently anticipates that in fiscal 2013 it will repurchase approximately 50 percent of this new authorization.

“In the near term, we plan to take advantage of the favorable credit and public debt markets, which should provide ample liquidity as we execute our new stock repurchase authorization,” said Ryder. “Our goal is to continue to maintain a target leverage ratio of three to four times debt to comparable basis EBITDA during fiscal 2013.”

Summary

“We believe our marketplace momentum positions us to grow in-line with the U.S. wine and spirits category in fiscal 2013,” said Sands. “However, comparable basis EBIT growth is expected to be tempered by brand building and sales investments.  Our underlying free cash flow remains solid and provides flexibility in the management of our capital structure while allowing us to continue to return value to stockholders in the form of ongoing share repurchases.”

Outlook

The table below sets forth management’s current diluted EPS expectations for fiscal 2013 compared to fiscal 2012 actual results, both on a reported basis and a comparable basis.

Constellation Brands Fiscal Year 2013
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY13 Estimate	FY12 Actual	FY13 Estimate	FY12 Actual
Fiscal Year Ending Feb. 28/29	$1.89 - $1.99	$2.13	$1.93 - $2.03	$2.34

Full-year fiscal 2013 guidance includes the following current assumptions:

•	Interest expense: approximately $210 - $220 million
•	Tax rate: approximately 34 percent
•	Weighted average diluted shares outstanding: approximately 185 – 190 million
•	Free cash flow: approximately $425 - $475 million
•	Common stock share repurchases: approximately $550 - $600 million

Conference Call

A conference call to discuss fourth quarter and full year fiscal 2012 results and fiscal outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Thurs., April 5, 2012 at 10:30 a.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at Constellation’s website: www.cbrands.com under “Investors,” prior to the call.

Explanations

Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles.  Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude restructuring charges and unusual items.  The company’s measure of segment profitability excludes restructuring charges and unusual items, which is consistent with the measure used by management to evaluate results.

The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.

Supplemental Financial Information

Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.

About Constellation Brands

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Ruffino, Jackson-Triggs, Inniskillin, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 100 countries and operations in approximately 30 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's website at www.cbrands.com.

Forward-Looking Statements

The statements made under the heading Outlook, and all statements other than statements of historical facts set forth in this news release regarding Constellation’s business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.

During the current quarter, Constellation may reiterate the Projections. Prior to the start of the company's quiet period, which will begin at the close of business on May 31, 2012, the public can continue to rely on the Projections as still being Constellation's current expectations on the matters covered, unless Constellation publishes a notice stating otherwise. During Constellation’s “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.

The Projections are based on management's current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.

In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	the exact duration of the share repurchase implementations and the amount and timing of any share repurchases;
•	ability to achieve target debt leverage ratio due to different financial results from those anticipated;
•	ability to realize plans to access the credit and public debt markets in the event of changed conditions in credit and capital markets;
•	achievement of all expected cost savings from the company's various restructuring plans and realization of expected asset sale proceeds from the sale of inventory and other assets;
•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements;

•
restructuring charges and other one-time costs associated with restructuring plans may vary materially from management's current estimates due to variations in one or more of anticipated headcount reductions, contract terminations, costs or timing of plan implementation;

•	raw material supply, production or shipment difficulties could adversely affect the company's ability to supply its customers;
•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company's products and/or result in lower than expected sales or higher than expected expenses;

•
general economic, geo-political and regulatory conditions, prolonged downturn in the economic markets in the U.S. and in the company’s major markets outside of the U.S., continuing instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company's reported financial position, results of operations or effective tax rate;
•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs; and
•
other factors and uncertainties disclosed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2011, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	February 29, 2012	February 28, 2011
Assets

Current Assets:
Cash and cash investments	$85.8	$9.2
Accounts receivable, net	437.6	417.4
Inventories	1,374.5	1,369.3
Prepaid expenses and other	136.4	287.1

Total current assets	2,034.3	2,083.0

Property, plant and equipment, net	1,255.8	1,219.6
Goodwill	2,632.9	2,619.8
Intangible assets, net	866.4	886.3
Other assets, net	320.5	358.9

Total assets	$7,109.9	$7,167.6

Liabilities and Stockholders' Equity

Current Liabilities:
Notes payable to banks	$377.9	$83.7
Current maturities of long-term debt	330.2	15.9
Accounts payable	130.5	129.2
Accrued excise taxes	24.8	14.2
Other accrued expenses and liabilities	336.2	419.9

Total current liabilities	1,199.6	662.9

Long-term debt, less current maturities	2,421.4	3,136.7
Deferred income taxes	608.7	583.1
Other liabilities	204.2	233.0

Total liabilities	4,433.9	4,615.7

Total stockholders' equity	2,676.0	2,551.9

Total liabilities and stockholders' equity	$7,109.9	$7,167.6

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended		Year Ended
	February 29, 2012	February 28, 2011	February 29, 2012	February 28, 2011
Sales	$709.0	$872.2	$2,979.1	$4,096.7
Excise taxes	(80.9)	(156.9)	(324.8)	(764.7)
Net sales	628.1	715.3	2,654.3	3,332.0

Cost of product sold	(382.9)	(461.3)	(1,592.2)	(2,141.9)
Gross profit	245.2	254.0	1,062.1	1,190.1

Selling, general and administrative expenses	(123.3)	(128.7)	(521.5)	(640.9)
Impairment of intangible assets	(38.1)	(16.7)	(38.1)	(23.6)
Restructuring charges	(4.4)	(5.7)	(16.0)	(23.1)
Operating income	79.4	102.9	486.5	502.5

Equity in earnings of equity method investees	49.0	51.5	228.5	243.8
Interest expense, net	(47.9)	(47.4)	(181.0)	(195.3)
Income before income taxes	80.5	107.0	534.0	551.0

Benefit from (provision for) income taxes	22.5	172.8	(89.0)	8.5
Net income	$103.0	$279.8	$445.0	$559.5

Earnings Per Common Share:
Basic - Class A Common Stock	$0.53	$1.36	$2.20	$2.68
Basic - Class B Convertible Common Stock	$0.48	$1.24	$2.00	$2.44

Diluted - Class A Common Stock	$0.51	$1.32	$2.13	$2.62
Diluted - Class B Convertible Common Stock	$0.47	$1.21	$1.96	$2.40

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	172.796	184.382	180.724	187.224
Basic - Class B Convertible Common Stock	23.578	23.623	23.590	23.686

Diluted - Class A Common Stock	200.963	212.386	208.655	213.765
Diluted - Class B Convertible Common Stock	23.578	23.623	23.590	23.686

Constellation Brands, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended
	February 29, 2012	February 28, 2011
Cash Flows From Operating Activities
Net income	$445.0	$559.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	98.4	119.2
Deferred tax provision	48.0	70.9
Stock-based compensation expense	47.6	46.0
Impairment of intangible assets	38.1	23.6
Amortization of intangible and other assets	11.9	14.6
Equity in earnings of equity method investees, net of distributed earnings	2.6	(23.8)
Loss on disposal or impairment of long-lived assets, net	0.3	0.4
(Gain) loss on contractual obligation from put option of Ruffino shareholder	(2.5)	60.0
Gain on business sold, net	(2.1)	(165.1)
Loss on settlement of pension obligations	-	109.9
Change in operating assets and liabilities:
Accounts receivable, net	(5.6)	(86.0)
Inventories	51.5	190.8
Prepaid expenses and other current assets	6.5	(7.6)
Accounts payable	(6.0)	(82.5)
Accrued excise taxes	10.6	(7.1)
Other accrued expenses and liabilities	44.6	(168.2)
Other, net	(4.8)	(34.9)
Total adjustments	339.1	60.2
Net cash provided by operating activities	784.1	619.7

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(68.4)	(89.1)
Purchase of business, net of cash acquired	(51.5)	-
(Payments related to) proceeds from sale of business	(30.8)	219.7
Investments in equity method investees	(0.1)	(29.7)
Proceeds from redemption of available-for-sale debt securities	20.2	-
Proceeds from sales of assets	3.6	19.5
Proceeds from note receivable	1.0	60.0
Other investing activities	(9.1)	7.7
Net cash (used in) provided by investing activities	(135.1)	188.1

Cash Flows From Financing Activities
Principal payments of long-term debt	(475.9)	(328.5)
Purchases of treasury stock	(413.7)	(300.0)
Payment of minimum tax withholdings on stock-based payment awards	(2.2)	(0.4)
Net proceeds from (repayment of) notes payable	249.8	(289.7)
Proceeds from exercises of employee stock options	51.3	61.0
Proceeds from excess tax benefits from stock-based payment awards	10.9	7.4
Proceeds from employee stock purchases	4.7	4.3
Payment of financing costs of long-term debt	-	(0.2)
Net cash used in financing activities	(575.1)	(846.1)

Effect of exchange rate changes on cash and cash investments	2.7	4.0

Net increase (decrease) in cash and cash investments	76.6	(34.3)
Cash and cash investments, beginning of year	9.2	43.5
Cash and cash investments, end of year	$85.8	$9.2

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

As the company sold 80.1% of its Australian and U.K. business on January 31, 2011, and acquired the remaining 50.1% ownership interest in Ruffino S.r.l. ("Ruffino") on October 5, 2011, organic net sales for the respective periods are defined by the company as reported net sales less net sales of CWAE (as defined below), plus CWNA (as defined below) intercompany net sales to CWAE, or net sales of Ruffino products, as appropriate.  Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.

	Three Months Ended				Constant Currency	Year Ended				Constant Currency
	February 29,	February 28,	Percent	Currency	Percent	February 29,	February 28,	Percent	Currency	Percent
	2012	2011	Change	Impact	Change(1)	2012	2011	Change	Impact	Change(1)
Consolidated Net Sales	$628.1	$715.3	(12%)	-	(12%)	$2,654.3	$3,332.0	(20%)	1%	(21%)
Less: CWAE net sales, net of CWNA intercompany net sales to CWAE (2)	-	(121.9)				-	(680.3)
Less: Ruffino (3)	(8.6)	-				(8.6)	-
Consolidated Organic Net Sales	$619.5	$593.4	4%	-	5%	$2,645.7	$2,651.7	-	1%	(1%)

Constellation Wines North America ("CWNA") Net Sales	$628.1	$580.1	8%	-	8%	$2,654.3	$2,557.3	4%	1%	3%
Plus: CWNA intercompany net sales to CWAE (2)	-	13.3				-	94.4
Less: Ruffino (3)	(8.6)	-				(8.6)	-
Constellation Wines North America Organic Net Sales	$619.5	$593.4	4%	-	5%	$2,645.7	$2,651.7	-	1%	(1%)

Constellation Wines Australia and Europe ("CWAE") Net Sales	$-	$135.2	(100%)	-	(100%)	$-	$774.7	(100%)	-	(100%)
Less: CWAE net sales	-	(135.2)				-	(774.7)
Constellation Wines Australia and Europe Organic Net Sales	$-	$-	-	-	-	$-	$-	-	-	-

(1)	May not sum due to rounding as each item is computed independently.

(2)
Prior to the divestiture of the Australian and U.K. business, net sales from CWNA to CWAE were eliminated as intercompany net sales.  Subsequent to the divestiture, these net sales are now recorded as third party net sales.  Accordingly, the prior period intercompany net sales are added back to the prior period reported net sales for comparison purposes.

(3)
For the period December 1, 2011, through February 29, 2012, included in the three months ended February 29, 2012.  For the period October 5, 2011, through February 29, 2012, included in the year ended February 29, 2012.

SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION
(in millions, branded product, 9 liter case equivalents)

	Three Months Ended			Year Ended
	February 29, 2012	February 28, 2011	Percent Change	February 29, 2012	February 28, 2011	Percent Change
North America Shipment Volume	15.1	14.2	6.3%	61.9	62.4	(0.8%)
North America Organic Shipment Volume (4)	15.0	14.4	4.2%	61.8	63.6	(2.8%)
U.S. Domestic Shipment Volume	11.6	11.3	2.7%	46.9	48.8	(3.9%)
U.S. Domestic Focus Brands Shipment Volume (5)	7.7	7.2	6.9%	31.1	30.9	0.6%

U.S. Domestic Depletion Volume Growth (6)			7.3%			1.7%
U.S. Domestic Focus Brands Depletion Volume Growth (5)(6)			11.6%			6.1%

(4)
Current period organic shipment volume includes an adjustment for Ruffino shipment volumes for the respective period since date of acquisition, if applicable.  Prior period organic shipment volume includes an adjustment for shipment volumes from CWNA to CWAE that were eliminated as intercompany shipment volumes prior to the divestiture of the Australian and U.K. business.  Subsequent to the divestiture, these shipment volumes are now recorded as third party shipment volumes.  Accordingly, the prior period intercompany shipment volumes are added back to the prior period reported shipment volumes for comparison purposes.

(5)
U.S. Focus Brands include the following brands:  Robert Mondavi, Clos du Bois, SVEDKA Vodka, Blackstone, Estancia, Arbor Mist, Black Velvet Canadian Whisky, Toasted Head, Simi, Black Box, Ravenswood, Rex Goliath, Kim Crawford, Franciscan Estate, Wild Horse, Ruffino, Nobilo, Mount Veeder and Inniskillin.

(6)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

Constellation Brands, Inc. and Subsidiaries
SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION
(in millions)

	Three Months Ended			Year Ended
	February 29, 2012	February 28, 2011	Percent Change	February 29, 2012	February 28, 2011	Percent Change
Constellation Wines North America
Segment net sales	$628.1	$580.1	8%	$2,654.3	$2,557.3	4%
Segment operating income	$145.9	$124.0	18%	$621.9	$631.0	(1%)
% Net sales	23.2%	21.4%		23.4%	24.7%
Equity in (losses) earnings of equity method investees	$(0.4)	$1.4	NM	$13.4	$12.7	6%

Constellation Wines Australia and Europe
Segment net sales	$-	$135.2	(100%)	$-	$774.7	(100%)
Segment operating income	$-	$6.8	(100%)	$-	$9.3	(100%)
% Net sales		5.0%			1.2%
Equity in earnings of equity method investees	$-	$1.5	(100%)	$-	$5.6	(100%)

Corporate Operations and Other Segment Operating Loss	$(22.8)	$(27.1)	(16%)	$(81.9)	$(106.6)	(23%)

Equity in Earnings of Crown Imports (1)	$49.4	$48.6	2%	$215.1	$226.1	(5%)

Reportable Segment Operating Income (A)	$123.1	$103.7		$540.0	$533.7
Restructuring Charges and Unusual Items	(43.7)	(0.8)		(53.5)	(31.2)
Consolidated Operating Income (GAAP)	$79.4	$102.9		$486.5	$502.5

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$49.0	$51.5		$228.5	$244.4
Restructuring Charges and Unusual Items	-	-		-	(0.6)
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$49.0	$51.5		$228.5	$243.8

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$172.1	$155.2		$768.5	$778.1

(1) Crown Imports Joint Venture Summarized Financial Information	Three Months Ended			Year Ended
	February 29, 2012	February 28, 2011	Percent Change	February 29, 2012	February 28, 2011	Percent Change
Net sales	$524.5	$480.4	9%	$2,469.5	$2,392.9	3%
Operating income	$98.9	$96.8	2%	$431.0	$453.0	(5%)
% Net sales	18.9%	20.1%		17.5%	18.9%

NM = Not Meaningful

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Three Months Ended February 29, 2012				Three Months Ended February 28, 2011
	Reported Basis (GAAP)	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Strategic Business Realignment (2)	Other (3)	Comparable Basis (Non-GAAP)	Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
Net Sales	$628.1			$628.1	$715.3			$715.3	(12%)	(12%)
Cost of product sold	(382.9)		0.8	(382.1)	(461.3)	0.6	0.3	(460.4)	(17%)	(17%)
Gross Profit	245.2		0.8	246.0	254.0	0.6	0.3	254.9	(3%)	(3%)
Selling, general and administrative expenses ("SG&A")	(123.3)	3.8	(3.4)	(122.9)	(128.7)	(82.5)	60.0	(151.2)	(4%)	(19%)
Impairment of intangible assets	(38.1)		38.1	-	(16.7)		16.7	-	NM	NA
Restructuring charges	(4.4)	4.4		-	(5.7)	5.7		-	(23%)	NA
Operating Income	79.4	8.2	35.5	123.1	102.9	(76.2)	77.0	103.7	(23%)	19%
Equity in earnings of equity method investees	49.0			49.0	51.5			51.5	(5%)	(5%)
EBIT				172.1				155.2	NA	11%
Interest expense, net	(47.9)			(47.9)	(47.4)			(47.4)	1%	1%
Income Before Income Taxes	80.5	8.2	35.5	124.2	107.0	(76.2)	77.0	107.8	(25%)	15%
Benefit from (provision for) income taxes	22.5	(0.6)	(8.0)	13.9	172.8	(200.7)	(5.4)	(33.3)	(87%)	NM
Net Income	$103.0	$7.6	$27.5	$138.1	$279.8	$(276.9)	$71.6	$74.5	(63%)	85%
Diluted Earnings Per Common Share (4)	$0.51	$0.04	$0.14	$0.69	$1.32	$(1.30)	$0.34	$0.35	(61%)	97%
Weighted Average Common Shares Outstanding - Diluted	200.963	200.963	200.963	200.963	212.386	212.386	212.386	212.386

Gross Margin	39.0%			39.2%	35.5%			35.6%
SG&A as a percent of net sales	19.6%			19.6%	18.0%			21.1%
Operating Margin	12.6%			19.6%	14.4%			14.5%
Effective Tax Rate	(28.0%)			(11.2%)	(161.5%)			30.9%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)
(in millions, except per share data)

	Year Ended February 29, 2012				Year Ended February 28, 2011				Percent	Percent
	Reported Basis (GAAP)	Strategic Business Realignment (5)	Other (6)	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Strategic Business Realignment (5)	Other (6)	Comparable Basis (Non-GAAP)	Change - Reported Basis (GAAP)	Change - Comparable Basis (Non-GAAP)
Net Sales	$2,654.3			$2,654.3	$3,332.0			$3,332.0	(20%)	(20%)
Cost of product sold	(1,592.2)	0.3	1.6	(1,590.3)	(2,141.9)	2.3	2.4	(2,137.2)	(26%)	(26%)
Gross Profit	1,062.1	0.3	1.6	1,064.0	1,190.1	2.3	2.4	1,194.8	(11%)	(11%)
SG&A	(521.5)	7.9	(10.4)	(524.0)	(640.9)	(80.2)	60.0	(661.1)	(19%)	(21%)
Impairment of intangible assets	(38.1)		38.1	-	(23.6)	6.9	16.7	-	61%	NA
Restructuring charges	(16.0)	16.0		-	(23.1)	23.1		-	(31%)	NA
Operating Income	486.5	24.2	29.3	540.0	502.5	(47.9)	79.1	533.7	(3%)	1%
Equity in earnings of equity method investees	228.5			228.5	243.8		0.6	244.4	(6%)	(7%)
EBIT				768.5				778.1	NA	(1%)
Interest expense, net	(181.0)			(181.0)	(195.3)			(195.3)	(7%)	(7%)
Income Before Income Taxes	534.0	24.2	29.3	587.5	551.0	(47.9)	79.7	582.8	(3%)	1%
(Provision for) benefit from income taxes	(89.0)	(2.2)	(8.5)	(99.7)	8.5	(207.1)	23.8	(174.8)	NM	(43%)
Net Income	$445.0	$22.0	$20.8	$487.8	$559.5	$(255.0)	$103.5	$408.0	(20%)	20%
Diluted Earnings Per Common Share (4)	$2.13	$0.11	$0.10	$2.34	$2.62	$(1.19)	$0.48	$1.91	(19%)	23%
Weighted Average Common Shares Outstanding - Diluted	208.655	208.655	208.655	208.655	213.765	213.765	213.765	213.765

Gross Margin	40.0%			40.1%	35.7%			35.9%
SG&A as a percent of net sales	19.6%			19.7%	19.2%			19.8%
Operating Margin	18.3%			20.3%	15.1%			16.0%
Effective Tax Rate	16.7%			17.0%	(1.5%)			30.0%

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
NOTES

(1)
The company reports its financial results in accordance with generally accepted accounting principles in the U.S. ("GAAP").  However, non-GAAP financial measures, as defined in the reconciliation tables above, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting.  In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance.  See the tables above for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months and years ended February 29, 2012, and February 28, 2011.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company's reported results prepared in accordance with GAAP.  Please refer to the company's website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

(2)
For the three months ended February 29, 2012, strategic business realignment consists primarily of additional net loss recognized in connection with the company's January 2011 sale of 80.1% of its Australian and U.K. business of $3.5 million, inclusive of tax expense of $1.8 million, and costs recognized in connection with the Fiscal 2012 Initiative of $2.5 million, net of a tax benefit of $1.3 million.  For the three months ended February 28, 2011, strategic business realignment consists primarily of net gains of $281.5 million, including a net tax benefit of $197.8 million, in connection with the company's sale of 80.1% of its Australian and U.K. business.  In addition to the net tax benefit, the remaining $83.7 million of net gains consists primarily of the gain on the sale of the Australian and U.K. business of $165.1 million and an associated gain on derivative instruments of $20.8 million, net of a loss on the settlement of the Australian and U.K. pension obligations of $109.9 million. These net gains were partially offset primarily by costs recognized by the company in connection with the Global Initiative of $4.8 million, net of a tax benefit of $2.7 million.

(3)
For the three months ended February 29, 2012, other consists primarily of an impairment of certain intangible assets of $28.6 million, net of a tax benefit of $9.5 million.  For the three months ended February 28, 2011, other consists of a loss of $60.0 million, net of a tax benefit of $0.0 million, in connection with the Ruffino Put Option Obligation, and an impairment of certain intangible assets of $11.4 million, net of a tax benefit of $5.3 million.

(4)	May not sum due to rounding as each item is computed independently.

(5)
For the year ended February 29, 2012, strategic business realignment consists primarily of costs recognized by the company in connection with the Fiscal 2012 Initiative of $12.5 million, net of a tax benefit of $7.0 million, and additional net loss recognized in connection with the company's January 2011 sale of 80.1% of its Australian and U.K. business of $6.2 million inclusive of tax expense of $6.7 million.  For the year ended February 28, 2011, strategic business realignment consists primarily of net gains of $281.5 million, including a net tax benefit of $197.8 million, in connection with the company's sale of 80.1% of its Australian and U.K. business.  In addition to the net tax benefit, the remaining $83.7 million of net gains consists primarily of the gain on the sale of the Australian and U.K. business of $165.1 million and an associated gain on derivative instruments of $20.8 million, net of a loss on the settlement of the Australian and U.K. pension obligations of $109.9 million. These net gains were partially offset primarily by (i) costs recognized by the company in connection with the Global Initiative of $19.0 million, net of a tax benefit of $6.0 million, and the Australian Initiative of $5.5 million, net of a tax benefit of $0.0 million; and (ii) an impairment of certain intangible assets of $4.2 million, net of a tax benefit of $2.7 million.

(6)
For the year ended February 29, 2012, other consists primarily of an impairment of certain intangible assets of $28.6 million, net of a tax benefit of $9.5 million, partially offset by net gains recognized in connection with the acquisition of Ruffino of $8.9 million, inclusive of a tax benefit of $0.5 million, partially offset by a net foreign currency loss on the Ruffino Put Option Obligation of $2.1 million, net of a tax benefit of $0.0 million.  The net gains consist primarily of the revaluation of the company's previously held 49.9% equity interest in Ruffino to its acquisition-date fair value and the revaluation of the Ruffino Put Option Obligation to its acquisition-date fair value.  For the year ended February 28, 2011, other consists primarily of (i)  a loss of $60.0 million, net of a tax benefit of $0.0 million, in connection with the Ruffino Put Option Obligation; (ii)  a valuation allowance against deferred tax assets in the U.K. of $30.1 million;  and (iii)  an impairment of certain intangible assets of $11.4 million, net of a tax benefit of $5.3 million.

DEFINITIONS
Fiscal 2012 Initiative
The company's plan announced in June 2011 to streamline operations, gain efficiencies and reduce its cost structure following the sale of 80.1% of its Australian and U.K. business (the “Fiscal 2012 Initiative”).

Global Initiative
The company's plan announced in April 2009 to simplify its business, increase efficiencies and reduce its cost structure on a global basis (the "Global Initiative").

Australian Initiative
The company's plan announced in August 2008 to sell certain assets and implement operational changes designed to improve the efficiencies and returns associated with its Australian business (the "Australian Initiative").

Ruffino Put Option Obligation
The contractual obligation recorded in the fourth quarter of fiscal 2011 in connection with the potential settlement created by the notification by the 50.1% shareholder of Ruffino to exercise the option to put its entire equity interest in Ruffino to the company (the "Ruffino Put Option Obligation").

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2013
Forecasted diluted earnings per share - reported basis (GAAP)	$1.89	$1.99
Strategic business realignment (1)	0.03	0.03
Other (2)	0.01	0.01
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (3)	$1.93	$2.03

Actual for the Year Ended February 29, 2012
Diluted earnings per share - reported basis (GAAP)	$2.13
Strategic business realignment (1)	0.11
Other (2)	0.10
Diluted earnings per share - comparable basis (Non-GAAP) (3)	$2.34

(1)
Includes $0.03 diluted earnings per share for the year ending February 28, 2013, associated with the Fiscal 2012 Initiative.  Includes $0.06, $0.03 and $0.02 diluted earnings per share for the year ended February 29, 2012, associated with the Fiscal 2012 Initiative; additional net loss recognized in connection with the company's January 2011 sale of 80.1% of its Australian and U.K. business; and other restructuring activities, respectively. (3)

(2)
Includes $0.01 diluted earnings per share for the year ending February 28, 2013, associated with the flow through of inventory step-up associated with the acquisition of Ruffino.  Includes $0.14, ($0.03) and ($0.01) diluted earnings per share for the year ended February 29, 2012, associated with an impairment of certain intangible assets; net gains recognized in connection with the acquisition of Ruffino; and net gains recognized primarily in connection with releases from certain contractual obligations, respectively. (3)

(3)	May not sum due to rounding as each item is computed independently.

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2013
Net cash provided by operating activities (GAAP)	$495.0	$555.0
Purchases of property, plant and equipment	(70.0)	(80.0)
Free cash flow (Non-GAAP)	$425.0	$475.0

	Actual for the Year Ended February 29, 2012	Actual for the Year Ended February 28, 2011
Net cash provided by operating activities (GAAP)	$784.1	$619.7
Purchases of property, plant and equipment	(68.4)	(89.1)
Free cash flow (Non-GAAP)	$715.7	$530.6